EXHIBIT 23.4

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., the reference to our reserve estimate report for Aurora Oil & Gas Corporation (f/k/a Cadence Resources Corporation) (the "Company") dated February 6, 2006, and the use of information contained therein in the Form 10-K to be filed on or about March 13, 2009.

We also consent to the incorporation by reference of the Form 10-K containing the foregoing into the Form 3 Registration Statements filed by the Company on December 21, 2007 (File Nos. 333-129695 and 333-130769) and any amendments to these Form 3 Registration Statements.

Dallas, Texas
March 10, 2009

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer